CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

NANO MOBILE HEALTHCARE, INC.

It is hereby certified that:

1. The current name of the corporation is Nano Mobile Healthcare, Inc. (the “Corporation”).

2. The Corporation filed its Certificate of Incorporation with the Delaware Secretary of State on January 9, 2015 under the name Vantage mHealthcare, Inc., filed an Amendment to its Certificate of Incorporation with the Delaware Secretary of State on September 8, 2015 to change its name to Nano Mobile Healthcare, Inc. and filed an Amendment to its Certificate of Incorporation with the Delaware Secretary of State on March 21, 2016 to increase the Corporation’s authorized capital (as amended, the “Certificate”).

3. The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law (the “DGCL”), adopted resolutions amending the Corporation’s Certificate as follows:

4. Article Fifth of the Corporation’s Certificate is hereby amended by adding the following Section D:

“D. Reverse Stock Split.

1.	Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, the shares of the Corporation’s Common Stock issued and outstanding prior to March 21, 2016 at 5:00pm Eastern time (the “Effective Time”) and the shares of Common Stock issued and held in treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified into a smaller number of shares such that each ten (10) shares of the Corporation’s issued and outstanding Common Stock immediately prior to the Effective Time are reclassified into one (1) validly issued, fully paid and nonassessable share of Common Stock, without any further action by the Corporation or the holder thereof. No fractional shares of Corporation Common Stock will be issued as a result of the reverse stock split. Instead, stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Corporation’s Common Stock, as reported by the OTCQB Market, on the last trading day prior to the Effective Time.

2.	Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, be submitted to the transfer agent to be automatically exchanged for certificates representing the appropriate number of whole shares of Common Stock after the Effective Time. No new certificates will be issued to a stockholder until such stockholder has surrendered all certificates representing shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, together with a properly completed and executed letter of transmittal, to the transfer agent. Upon surrender of such certificates, new certificates evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified shall be issued. Until surrendered all stock certificates representing shares of Common Stock that were issued and outstanding immediately prior to the Effective Time will be deemed to be cancelled.”

5. This Certificate of Amendment shall be effective on March 21, 2016 at 5:00 p.m., Eastern time (the “Effective Time”).”

6. This Certificate of Amendment to the Certificate was duly adopted pursuant to the provisions of Section 242 of the DGCL.

7. Pursuant to Section 228(a) of the DGCL, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions has been given in accordance with Section 228(e) of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation as of March 21, 2016.

NANO MOBILE HEALTHCARE, INC.
By:	/s/ Joseph Peters
Joseph Peters
Chief Executive Officer

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